October 15, 2025

From the Desk of Gerald Haddock

Chairman, Silver Star Properties REIT

Dear Fellow Shareholders,

Thank you.

Thank you for standing with us — for your trust, your encouragement, your patience, and for showing up. Whether you’ve joined our calls, met with management, or watched our October 6 webinar, your engagement has mattered. It’s been a long road, but it’s one we are walking together.

If you haven’t yet voted, please do so today. Your vote is your voice, and your voice is what keeps Silver Star strong. You can vote at https://web.viewproxy.com/silverstarreit/2025.

A Message from Your Chairman

Silver Star is your company. It belongs to the thousands of shareholders who believed in its purpose and potential — not to one individual seeking to turn back the clock.

Despite the challenges we’ve faced, we have achieved meaningful progress. We have reduced debt, stabilized operations, sold more than $420 million in legacy assets, and repositioned Silver Star into self-storage — a strategy focused on stability, growth, and long-term value.

We are leading this company the right way: through integrity, transparency, and hard work. Each step forward reflects our shared goal — to protect and strengthen shareholder value while ensuring Silver Star’s future is secure and sustainable.

Where We Go From Here

The work continues in the courts, in the field, and inside your boardroom every day. The legal noise will fade, but results will remain.

I remain personally committed to ensuring transparency, accountability, and fairness in every step of this process. I’ve made myself available to any shareholder who wishes to speak with me directly — because this company belongs to you, and you deserve clear, direct answers.

Please reach out to investorrelations@silverstarreit.com or call 877-734-8876 if you would like a personal phone call. I will take your call.

Stay Informed

We’ve prepared a clear, fact-based update in our October 6 shareholder webinar, available by scanning the QR code below or visiting silverstarreit.com.

This session provides a transparent overview of where Silver Star stands today and the strategy guiding our future.

Thank you again for your continued trust and partnership as we move forward. I have spent my career believing in accountability, ethics, and the responsibility we hold to those who invest their hard-earned money. That commitment is unwavering.

Together, we are building a stronger, more transparent, and more valuable company for all shareholders.

With appreciation,

Gerald W. Haddock
Chairman, Silver Star Properties REIT

Media Contact:
📧  press@silverstarREIT.com
Investor Relations Contact:
📧  investorrelations@silverstarREIT.com
📞 877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “draft”. “pro forma”, “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations its annual report on Form 10-K can be completed and publicly filed; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s view of the future of self-storage; the Company’s view of the future performance of any specific asset or all assets of the Company; the Company’s view of the potential future share price of the common stock; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in presentations and press and news releases speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.